Exhibit 99.1

Sutro Biopharma Reports First Quarter 2025 Financial Results and Business Highlights

- Sharpened product candidate focus on its next-generation ADC portfolio, following strategic review and pipeline reprioritization -

- Promising preclinical results with STRO-004 and dual-payload ADC, as well as STRO-006 programs presented at AACR 2025 and PEGS, respectively -

- Three INDs for wholly-owned programs anticipated in next 3 years, beginning with potential best-in-class Tissue Factor ADC, STRO-004, planned for 2H 2025 -

- IND-enabling toxicology study ongoing for one program within Astellas iADC collaboration, triggering $7.5 million milestone payment to Sutro -

- Cash, cash equivalents and marketable securities as of March 31, 2025 of $249.0 million, with cash runway expected into early 2027, excluding additional anticipated milestones from existing collaborations -

SOUTH SAN FRANCISCO, Calif., May 8, 2025 – Sutro Biopharma, Inc. (Sutro or the Company) (NASDAQ: STRO), an oncology company pioneering site-specific and novel-format antibody drug conjugates (ADCs), today reported its financial results for the first quarter of 2025 and recent business highlights.

“In the first quarter, we announced a strategic decision to shift Sutro’s product candidate focus from luvelta to our pipeline of wholly-owned novel exatecan and dual-payload ADCs. As part of this review, we selected STRO-004—a next-generation Tissue Factor-targeting exatecan/Topo 1 ADC—as our lead clinical candidate, supported by strong preclinical data that point to its best-in-class potential,” said Jane Chung, Sutro’s Chief Executive Officer. “At AACR, we presented on STRO-004’s potent, dose-dependent anti-tumor activity and favorable safety profile across multiple dose levels and highlighted the unique capabilities of our XpressCF+® cell-free platform to develop novel dual-payload ADCs—an approach that holds significant promise for some of the most difficult-to-treat cancers. Additionally, next week, we have the opportunity to present preclinical data on STRO-006 for the first time, demonstrating encouraging pharmacokinetics (PK) and anti-tumor activity.”

Ms. Chung continued: “We currently are on track to deliver three new INDs over the next three years, starting with STRO-004, which is expected to enter clinical studies in the second half of this year. Our rich pipeline, made possible by our optimized cell-free platform, is designed to engage complex, hard-to-drug targets with next-generation single- and dual-payloads. We are also already seeing the extraordinary capabilities of our platform yield important advances in our collaboration with Astellas, with the recent initiation of an IND-enabling toxicology study for the first dual-payload immunostimulatory ADC program under our collaboration, triggering a milestone payment to Sutro. Our team remains inspired by the immense potential of our platform and pipeline, and the substantial benefit it can bring to patients and to our partners.”

Corporate and Program Updates

•
In March, Sutro announced completion of a strategic portfolio review resulting in the prioritization of its wholly-owned next-generation ADC programs. While Sutro will not continue the development of luveltamab tazevibulin (luvelta) on its own, it remains open to partnership opportunities.

Wholly-Owned Pipeline

•
STRO-004: Sutro’s novel exatecan Tissue Factor ADC has been prioritized as the Company’s lead program, with an initial focus on solid tumors. The Company is preparing to submit an IND and initiate a first-in-human study in the second half of 2025.
•
STRO-006: Sutro’s differentiated integrin beta-6 (ITGB6) ADC is expected to enter clinical development in 2026, aimed at multiple solid tumors.
•
Dual-Payload Program: An IND for Sutro’s first wholly-owned dual-payload ADC is anticipated to be filed in 2027.

Existing Collaborations for Next-Generation ADCs

•
Ipsen: A drug development program is ongoing with Ipsen for STRO-003, a ROR1 ADC.
•
Astellas: Two research and development programs are ongoing with Astellas for dual-payload immunostimulatory ADCs (iADCs), one of which has initiated an IND-enabling toxicology study triggering a milestone payment to Sutro.

These collaborations remain a strategic priority given their long-term value creation potential and the increasing relevance of specialized ADCs in the treatment of cancer.

Medical Conferences

•
21st Annual PEGS Boston: The Essential Proteins Engineering & Cell Therapy Summit: In May, Sutro will present promising preclinical data with STRO-006, highlighting its superior anti-tumor activity compared to first generation ITGB6 ADCs at clinically relevant dose levels, as well as its favorable PK and tolerability profile.
•
2025 American Association for Cancer Research (AACR) Annual Meeting: In April, Sutro presented encouraging preclinical results with STRO-004 and its dual-payload ADC programs. Among the highlights, a single dose of STRO-004 led to promising overall response and disease control rates in Tissue Factor-positive patient-derived xenograft models spanning multiple cancer types. Additionally, STRO-004 has a favorable safety profile in cynomolgus monkeys up to 50 mg/kg, the highest dose tested.
•
Society of Gynecologic Oncology (SGO) Annual Meeting on Women’s Cancer®: In March, expanded data were presented in a late-breaking oral presentation from the dose-optimization portion of the REFRαME-O1 trial with luvelta in patients with platinum resistant ovarian cancer. In the study, luvelta demonstrated encouraging antitumor activity in patients with late-stage ovarian cancer across all levels of Folate Receptor-α expression of 25% or greater, including an improved overall response rate, a low discontinuation rate, and a consistent safety profile across dose levels.

Upcoming Investor Conferences

Management will participate in the following upcoming healthcare investor conferences. Webcasts of the presentations will be accessible through the News & Events page of the Investor Relations section of the Company’s website at www.sutrobio.com. Archived replays will be available for at least 30 days after the event.

•
TD Cowen’s 6th Annual Oncology Innovation Summit, May 27-28, 2025, Virtual
•
Jefferies 2025 Global Healthcare Conference, June 3-5, 2025, in New York

Organization

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As part of the restructuring, Jane Chung, President and Chief Operating Officer, assumed the responsibilities as Chief Executive Officer and was appointed as a member of the Sutro Board. The Company is also reducing its organizational headcount by nearly 50 percent and decommissioning its manufacturing facility by year-end 2025. Manufacturing capabilities to support the next-generation ADC pipeline have been fully established and scaled up externally.

First Quarter 2025 Financial Highlights

Cash, Cash Equivalents and Marketable Securities

As of March 31, 2025, Sutro had cash, cash equivalents and marketable securities of $249.0 million, as compared to $316.9 million as of December 31, 2024. Cost reductions subsequently realized from the restructuring, combined with refocused clinical development priorities give the Company an expected cash runway into early 2027, excluding additional anticipated milestones from existing collaborations.

Revenue

Revenue was $17.4 million for the quarter ended March 31, 2025, as compared to $13.0 million for the quarter ended March 31, 2024, with the 2025 amount related principally to the Astellas collaboration. Future collaboration and license revenue under existing agreements, and from any additional collaboration and license partners, will fluctuate as a result of the amount and timing of revenue recognition of upfront, milestones, and other agreement payments.

Research & Development (R&D) and General & Administrative (G&A) Expenses

Total R&D and G&A expenses for the quarter ended March 31, 2025 were $64.9 million, as compared to $69.6 million for the quarter ended March 31, 2024. The 2025 period includes non-cash expenses for stock-based compensation of $5.5 million and depreciation and amortization of $1.9 million, as compared to $6.1 million and $1.8 million, respectively, in the 2024 period. For the quarter ended March 31, 2025, R&D expenses were $51.6 million and G&A expenses were $13.3 million.

Restructuring and Related Costs

Restructuring and related costs for the quarter ended March 31, 2025 were $21.0 million. Sutro will continue to recognize restructuring and related costs in future periods for the deprioritization of the luvelta program, of which it expects to recognize a significant portion in 2025. The ultimate amount of expense will be affected by the timing to complete Sutro’s cost commitments to its third-party CROs and CMOs and the full wind-down of the clinical trials. Sutro will revise its estimates of the costs to deprioritize these studies for the luvelta program and the amount of severance and benefits paid to employees as new information becomes available to the Company in future periods.

About Sutro Biopharma

Sutro Biopharma, Inc., is relentlessly focused on the discovery and development of precisely designed cancer therapeutics to transform what science can do for patients. Sutro’s fit-for-purpose technology, including cell-free XpressCF®, provides the opportunity for broader patient benefit and an improved patient experience. Sutro is advancing a robust early-stage pipeline of novel exatecan and dual-payload antibody drug conjugates (ADCs), coupled with high-value collaborations and industry partnerships, which validate its continuous product innovation. Sutro is headquartered in South San Francisco. For more information, follow Sutro on social media @Sutrobio, or visit www.sutrobio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated preclinical and clinical development activities, including enrollment and site activation; timing of announcements of clinical results, trial initiation, and regulatory filings; outcome of discussions with regulatory authorities; potential benefits of the Company’s product candidates and platform; potential business development and partnering transactions; potential market opportunities for the Company’s product candidates; the timing of exiting the manufacturing facility in San Carlos; the timing and receipt of anticipated future milestone payments; the Company’s expected cash runway; and the expected costs and cost reductions associated with the restructuring. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the Company’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the Company’s ability to advance its product candidates, the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates, the market size for the Company’s product candidates to be smaller than anticipated, clinical trial sites, supply chain and manufacturing facilities, the Company’s ability to obtain, maintain and recognize the benefits of certain designations received by product candidates, the timing and results of preclinical and clinical trials, the Company’s ability to fund development activities and achieve development goals, the Company’s ability to protect intellectual property, and the Company’s commercial collaborations with third parties and other risks and uncertainties described under the heading “Risk Factors” in documents the Company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact

Emily White

Sutro Biopharma

(650) 823-7681

ewhite@sutrobio.com

Media Contact

Amy Bonanno

Lyra Strategic Advisory

abonanno@lyraadvisory.com

Sutro Biopharma, Inc.

Selected Statements of Operations Financial Data

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2025	2024
Revenue	$17,399	$13,008
Operating expenses
Research and development	51,597	56,878
General and administrative	13,273	12,721
Restructuring and related costs	21,043	-
Total operating expenses	85,913	69,599
Loss from operations	(68,514)	(56,591)
Interest income	3,189	4,096
Unrealized gain (loss) on equity securities	-	3,679
Non-cash interest expense related to the sale of future royalties	(9,344)	(7,184)
Interest and other income (expense), net	(1,299)	(2,213)
Net loss	$(75,968)	$(58,213)
Net loss per share, basic and diluted	$(0.91)	$(0.95)
Weighted-average shares used in computing basic and diluted loss per share	83,106,013	61,457,793

Sutro Biopharma, Inc.

Selected Balance Sheets Financial Data

(Unaudited)

(In thousands)

	March 31, 2025(1)	December 31, 2024(2)
Assets
Cash, cash equivalents and marketable securities	$248,972	$316,895
Accounts receivable	13,562	8,616
Property and equipment, net	16,798	18,190
Operating lease right-of-use assets	16,280	17,677
Other assets	25,818	25,829
Total Assets	$321,430	$387,207
Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and other liabilities	$57,999	$56,324
Deferred revenue	77,544	82,319
Operating lease liability	21,397	23,154
Deferred royalty obligation related to the sale of future royalties	190,301	180,809
Total liabilities	347,241	342,606
Total stockholders’ (deficit) equity	(25,811)	44,601
Total Liabilities and Stockholders’ (Deficit) Equity	$321,430	$387,207

(1)The condensed balance sheet as of March 31, 2025 was derived from the unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Securities and Exchange Commission on May 8, 2025.

(2) The condensed balance sheet as of December 31, 2024 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on March 13, 2025.